Exhibit 99.1
          News Release
Belden Appoints Dean Yoost to Board of Directors
and Declares Regular Quarterly Dividend
St. Louis, Missouri — March 2, 2011 — The Board of Directors of Belden Inc. (NYSE: BDC) announced today that it has expanded the size of its board to 12 members and appointed Dean Yoost as a Director and member of the Audit Committee. Mr. Yoost, age 60, currently serves as a Director and member of the Audit, Governance, and Nominating Committees of Emulex Corporation and serves on the board of two private companies: UnionBanCal Corporation and Pacific Life Insurance Company. His prior experience includes more than 30 years with PricewaterhouseCoopers LLP, wherein he served as Partner and was a Director on their Global Oversight Board.
John Stroup, President and Chief Executive Officer of Belden, said, “We are delighted to welcome Dean Yoost to Belden’s Board of Directors and the Audit Committee. His extensive experience as an international business advisor will be a valued addition to Belden’s Board.”
The Board of Directors also today declared a regular quarterly dividend of five cents per share payable on April 5, 2011 to all shareholders of record as of March 15, 2011.
About Belden
St. Louis-based Belden Inc. designs, manufactures, and markets cable, connectivity, and networking products in markets including industrial automation, enterprise, transportation, infrastructure, and consumer electronics. It has approximately 6,600 employees, and provides value for industrial automation, enterprise, education, healthcare, entertainment and broadcast, sound and security, transportation, infrastructure, consumer electronics and other industries. Belden has manufacturing capabilities in North America, Europe, and Asia, and a market presence in nearly every region of the world. Belden was founded in 1902, and today is a leader with some of the strongest brands in the signal transmission industry. For more information, visit www.belden.com.
Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com